Exhibit 99.1
                      Press Release Dated January 16, 2004


                                  NEWS RELEASE
                                January 16, 2004

            FARMERS CAPITAL BANK CORPORATION ANNOUNCES 2003 EARNINGS

Frankfort, Kentucky - Farmers Capital Bank Corporation reported net income of $12,963,000 for the twelve months ended December 31, 2003, an increase of $402,000 or 3.2% compared to $12,561,000 reported for the twelve months ended December 31, 2002. Basic and diluted net income per share were $1.93 and $1.92, respectively, for the current twelve month period. This represents an increase of $.10 or 5.5% on both a basic and diluted basis. For the three months ended December 31, 2003, net income was $2,443,000, an increase of $506,000 or 26.1% compared to $1,937,000 for the same period in 2002. On a basic and diluted per share basis, net income was $0.36 for the current three months, an increase of $.07 or 24.1% compared to the prior year.

A decrease in net interest income continued to have a significant effect on net income in each of the reporting periods presented. Net interest income decreased $379,000 or 3.7% and $2,015,000 or 5.0% in the current three and twelve months, respectively, compared to the same periods in 2002. Net interest income for the current quarter and twelve month periods declined mainly as a result of continued declines in the overall market interest rate environment. Interest rates earned on earning assets have declined more rapidly than the interest rates paid on interest paying liabilities since many of the Company's funding sources, particularly deposits, have neared their repricing floors.

The provision for loan losses decreased $1,556,000 or 56.2% and $2,156,000 or 45.4% in the three and twelve month periods ended December 31, 2003. The improvement in the provision for loan losses is attributed primarily to unusually large provisions in the three months ended December 31, 2002 that related to the decline in credit quality of a pool of construction loans secured by residential real estate.

Total noninterest income increased $65,000 or 1.6% and $1,257,000 or 7.6% in the three and twelve month comparisons. Income from the purchase of company-owned life insurance, instituted in the first quarter of 2003 to offset the rising costs of the Company's employee benefit plans, totaled $420,000 and $1,509,000 for the current three and twelve months. This income offset a decrease in service charges and fees on deposits of $107,000 and a decrease from gains on the sale of loans of $144,000 in the three month comparison. Income from company-owned life insurance offset a decrease in securities gains of $468,000 and a decrease in service charges and fees on deposits of $170,000 in the twelve month comparison.

Total noninterest expenses increased $356,000 or 3.8% and $1,401,000 or 3.9% in the three and twelve month comparisons. Noninterest expenses increased primarily due to an increase in salaries and employee benefits of $165,000 or 3.3% for the current three months and $650,000 or 3.2% for the current twelve months. These increases mainly represent employee benefits and normal salary increases.

Income before income tax expense for the twelve months ended December 31, 2003 was nearly unchanged compared to the same period in 2002. The effective income tax rate for the three months ended December 31, 2003 was 18.65% compared to 8.50% in the same three months of the prior year. The unusually low effective income tax rate in the prior period was due to the increased recognition of allowable federal tax credits and the increased percentage of tax exempt income to total income resulting from the increased provision for loan losses. In the twelve month comparison, the effective income tax rate declined 248 basis points to 20.61% due primarily to the addition of nontaxable income accrued from the increase in cash surrender value on company-owned life insurance purchased on key employees.

Farmers Capital Bank Corporation is a financial holding company headquartered in
Frankfort, Kentucky. The Company operates 23 banking locations in 13 communities throughout  Kentucky,  a leasing  company,  a data  processing  company,  and an insurance company.  Its stock is publicly traded on the National  Association of
Securities  Dealers  Automated  Quotation System (NASDAQ)  SmallCap Market tier, under the symbol: FFKT.
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Consolidated Financial Highlights
(In thousands except per share data)
----------------------------------------------------------------------------------------------------------------------------
                                                                Three Months Ended                 Twelve Months Ended
                                                                    December 31,                      December 31,
                                                                  2003               2002             2003             2002
----------------------------------------------------------------------------------------------------------------------------
Interest income                                              $  14,359          $  16,146      $    58,413      $    66,291
Interest expense                                                 4,554              5,962           19,883           25,746
----------------------------------------------------------------------------------------------------------------------------
   Net interest income                                           9,805             10,184           38,530           40,545
----------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                        1,214              2,770            2,592            4,748
----------------------------------------------------------------------------------------------------------------------------
   Net interest income after provision  for loan losses          8,591              7,414           35,938           35,797
----------------------------------------------------------------------------------------------------------------------------
Noninterest income                                               4,098              4,033           17,893           16,636
Noninterest expenses                                             9,686              9,330           37,502           36,101
----------------------------------------------------------------------------------------------------------------------------
   Income before income tax expense                              3,003              2,117           16,329           16,332
----------------------------------------------------------------------------------------------------------------------------
Income tax expense                                                 560                180            3,366            3,771
----------------------------------------------------------------------------------------------------------------------------
   Net income                                                 $  2,443          $   1,937      $    12,963      $    12,561
----------------------------------------------------------------------------------------------------------------------------

Per common share:
Net income - basic                                            $   0.36          $    0.29      $      1.93 1    $      1.83
Net income - diluted                                              0.36               0.29             1.92             1.82
Cash dividend declared                                            0.33               0.32             1.29             1.25

Weighted average shares outstanding - basic                      6,712              6,839            6,727            6,870
Weighted average shares outstanding - diluted                    6,768              6,884            6,770            6,910

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Cash and cash equivalents                                                                      $   127,216      $    67,101
Investment securities                                                                              382,958          441,557
Loans, net of allowance of $11,292 (2003) and $11,061 (2002)                                       744,653          727,578
Other assets                                                                                        63,738           39,366
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Total assets                                                                                   $ 1,318,565      $ 1,275,602
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Deposits                                                                                       $ 1,068,322      $   957,480
Federal funds purchased and securities sold under agreements to repurchase                          56,698          115,979
Other borrowings                                                                                    56,831           66,359
Other liabilities                                                                                   10,243           10,011
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Total liabilities                                                                                1,192,094        1,149,829
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Shareholders' equity                                                                               126,471          125,773
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Total liabilities and shareholders' equity                                                     $ 1,318,565      $ 1,275,602
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End of period book value per share2                                                            $     18.83      $     18.52
End of period share value                                                                            34.01            33.25
End of period dividend yield3                                                                         3.88%            3.85%

AVERAGES FOR THE TWELVE MONTHS ENDED DECEMBER 31,                                                     2003             2002
----------------------------------------------------------------------------------------------------------------------------
Assets                                                                                         $ 1,250,749      $ 1,206,362
Deposits                                                                                           983,875          938,291
Loans, net of unearned interest                                                                    742,319          705,090
Shareholders' equity                                                                               124,822          125,136

Return on average assets                                                                              1.04%            1.04%
Return on average equity                                                                             10.39%           10.04%
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1The sum of basic earnings per common share of each of the quarters in 2003 does not add to the year-to-date figure reported due to rounding.
2Represents total equity divided by the number of shares outstanding at the end of the period.
3Represents current annualized dividend declared divided by the end of period share value.
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